AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED DECLARATION OF TRUST

OF

OPPENHEIMER QUEST FOR VALUE FUNDS

This Amendment No.1 is made as of July 14, 2010 to the Amended and Restated Declaration of Trust of Oppenheimer Quest for Value Funds (the "Trust"), dated as of June 26, 2009, by the duly authorized officer executing this amendment on behalf of the Trustees of the Trust.

WHEREAS, the Trustees of the Trust established Oppenheimer Quest for Value Funds as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of Trust, dated March 13, 1987 ("Original Declaration");

WHEREAS, the Original Declaration was amended and restated as of June 26, 2009 (“Amended and Restated Declaration”);

WHEREAS, the Trust currently has three series: Oppenheimer Quest Balanced Fund, Oppenheimer Quest Opportunity Value Fund and Oppenheimer Small- & Mid- Cap Value Fund; and

WHEREAS, the Trustees of the Trust, acting pursuant to Article IV, Section 9 and Article VI, Section 1 of the Amended and Restated Declaration, now desire to make a permitted amendment, without shareholder approval, to said Amended and Restated Declaration in order to change the name of “Oppenheimer Quest Balanced Fund,” a series of the Trust, to "Oppenheimer Global Allocation Fund;”

NOW THEREFORE, effective as of August 16, 2010, (A) the name of the existing series "Oppenheimer Quest Balanced Fund" shall be changed to "Oppenheimer Global Allocation Fund," and (B) all references in the Amended and Restated Declaration to "Oppenheimer Quest Balanced Fund" shall be amended to, and shall be deemed to refer to, "Oppenheimer Global Allocation Fund."

IN WITNESS WHEREOF, the undersigned, acting pursuant to Article XI, Section 1(a) of the Amended and Restated Declaration, has signed this amendment on behalf of the Trustees of the Trust.

  /s/Kathleen T. Ives

Kathleen T. Ives, Assistant Secretary